UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 26, 2016

Skyworks Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-05560	04-2302115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts	01801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  781-376-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

Effective August 29, 2016, Kris Sennesael, age 47, was appointed Senior Vice President, Chief Financial Officer of Skyworks Solutions, Inc. (“Skyworks” or the “Company”).  Prior to joining Skyworks, Mr. Sennesael served most recently as Vice President and Chief Financial Officer of Enphase Energy, Inc., a semiconductor-based renewable energy solutions provider (“Enphase”). Prior to joining Enphase in September 2012, he served as Chief Financial Officer of Standard Microsystems Corporation, a global fabless semiconductor company, from January 2009 until August 2012.  From March 2008 to January 2009, Mr. Sennesael served as Vice President of Operations and Finance at ON Semiconductor Corporation, a supplier of high performance, silicon solutions for energy efficient electronics.

Mr. Sennesael will receive an initial base salary of $425,000 per year and be eligible to participate in Skyworks’ Executive Incentive Plan (the “Plan”) beginning in fiscal year 2017, under which he will be eligible to earn an annual cash incentive award ranging between 45% and 180% of his annual base salary depending on the extent to which the Company achieves “Threshold”, “Target” or “Maximum” performance metrics as stated in the Plan. In addition, on August 29, 2016, Mr. Sennesael was awarded 40,000 stock options and 25,000 restricted stock units under Skyworks’ 2015 Long-Term Incentive Plan. The stock options will have a seven year term; the options and restricted stock units will vest in four equal annual installments beginning on August 29, 2017, and ending on August 29, 2020.  Mr. Sennesael is also eligible to participate in other Skyworks benefits plans offered to other full-time employees.

In connection with his employment, the Company entered into a Change in Control/Severance Agreement with Mr. Sennesael (the “Agreement”). The Agreement sets out the following severance benefits that become payable if, within the period commencing three (3) months prior to and ending twelve (12) months following a change in control (as defined in the Agreement), Mr. Sennesael’s employment is either (a) terminated by the Company without cause (as defined in the Agreement), or (b) terminated by him for good reason (as defined in the Agreement) (a “Qualifying Termination”):  (i) a lump sum payment equal to one and one-half (1.5) times the sum of his annual base salary and his annual short-term cash incentive award; (ii) all of his then-outstanding stock options will remain exercisable for a period of eighteen (18) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) the Company will pay a portion of the applicable COBRA premiums to maintain continued coverage under the Company’s group health plans for up to eighteen (18) months after the termination date.

The Agreement also provides that in the event of a Qualifying Termination, Mr. Sennesael is entitled to full acceleration of the vesting of all outstanding equity awards. At the time of a change in control all such outstanding equity awards will continue to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control.  For performance-based equity awards where the change in control occurs prior to the end of the performance period, such awards will be deemed earned as to the greater of (i) the target level of shares for such awards, or (ii) the number of shares that would have been earned pursuant to the terms of such awards based upon performance prior to the date of the change in control. In the event that the successor company does not agree to assume such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits, then such awards will accelerate in full as of the change in control.

The Agreement also sets out the following severance benefits that become payable if Mr. Sennesael’s employment is terminated by the Company without cause outside a change in control:  (i) payments over a twelve (12) month period that, in the aggregate, are equal to the sum of his annual base salary and any short-term cash incentive award then due; (ii) all then-vested outstanding stock options will remain exercisable for a period of twelve (12) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) the Company will pay a portion of the applicable COBRA premiums to maintain continued coverage under the Company’s group health plans for up to twelve (12) months after the termination date.

The Agreement has an initial two (2) year term, which renews automatically on an annual basis for up to five (5) additional years unless, at least ninety (90) days prior to the end of the then-current term of the Agreement, either party provides written notice to the other party that the Agreement should not be extended.  Any payments due to Mr. Sennesael under the Agreement are subject to potential reduction in the event that such payments would otherwise become subject to excise tax incurred under Section 4999 of the Internal Revenue Code, if such reduction would result in him retaining a larger amount, on an after-tax basis, than if he had received all of the payments due.

Additionally, the Agreement requires that Mr. Sennesael sign a release of claims in favor of the Company before he is eligible to receive any benefits under the Agreement and contains a non-solicitation provision applicable to Mr. Sennesael while he is employed by the Company and for a period of twelve (12) months following the termination of his employment.

Effective with Mr. Sennesael’s becoming Chief Financial Officer, Donald Palette, age 59, resigned his position as Chief Financial Officer of the Company. Mr. Palette will continue to serve as a non-executive employee of the Company through May 31, 2017, after which transition period his employment with the Company will end. In connection with his transition, the Company amended Mr. Palette’s Change in Control/Severance Agreement dated December 16, 2014, through a new transition letter agreement dated August 26, 2016.  Under the transition letter, Mr. Palette will generally receive ongoing compensation and benefits consistent with those in effect at this time, except that he will cease to be eligible for short-term cash incentives, other cash bonus programs, or any equity incentives related to the 2017 fiscal year. If he remains employed until May 31, 2017, the Company will pay a portion of his COBRA premiums for up to eighteen (18) months, and any outstanding stock options that have vested by such date will remain exercisable for up to one (1) year. If the Company terminates Mr. Palette’s employment without cause (as defined in his Change in Control/Severance Agreement) before May 31, 2017, he will receive a lump-sum severance payment equal to twice his annual base salary, the Company-paid portion of COBRA premiums for twelve (12) months, and the extended option exercisability. The new arrangements under the transition letter replace and supersede the financial terms of his Change in Control/Severance Agreement other than in the event of death or disability.  If Mr. Palette resigns before May 31, 2017, or is terminated for cause, he will not receive the additional compensation and benefits.

A copy of the Company’s press release announcing these changes is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed on the Exhibit Index hereto is filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.

August 29, 2016	By:	/s/ Mark V.B. Tremallo
	Name:	Mark V.B. Tremallo
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated August 29, 2016